EXHIBIT 23.3

CONSENT OF WEIR INTERNATIONAL, INC.

We hereby consent to the use of our firm’s name, Weir International, Inc. in the Registration Statement on Form S-1 to be filed with the US Securities and Exchange Commission by Foresight Energy Partners LP and any amendments thereto, and including the prospectus contained therein (the “Registration Statement”); the inclusion and summary of and references to, our January 1, 2010 reserve report, relating to certain coal reserve information of Foresight Energy LLC and its subsidiaries in the Registration Statement, and being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Foresight Energy Partners LP, Foresight Energy LLC or any of their respective affiliates or subsidiaries.

Respectfully Submitted By:

By:	/s/ John W. Sabo
Name: John W. Sabo
Title: Executive Vice President